Exhibit 12


                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                              (in thousands)


                                        12 Months Ended
                 __________________________________________________________
                                             December 31,
                 June 30,  ________________________________________________
                   1997      1996      1995      1994      1993      1992
                 ________  ________  ________  ________  ________  ________

Net  income....  $ 71,802  $ 77,393  $ 70,631  $ 81,913  $ 84,011  $ 72,601

Add--Federal and
 state income
 taxes:
  Current......    48,928    53,847    41,276    38,097    50,441     6,110
  Deferred
   (net).......    (3,495)   (2,805)    5,627    13,190     1,674    33,998
  Investment
   tax credit
   amortization.   (3,342)   (3,349)   (3,361)   (3,367)   (3,366)   (3,336)
  Income tax
   applicable to
   nonoperating
   activities..      (406)     (407)      941       603       631     2,989
                 ________  ________  ________  ________  ________  ________
                   41,685    47,286    44,483    48,523    49,380    39,761
                 ________  ________  ________  ________  ________  ________
Net income
 before income
 taxes.........   113,487   124,679   115,114   130,436   133,391   112,362
                 ________  ________  ________  ________  ________  ________

Add--Fixed charges
  Interest on
   long-term
   debt........    31,160    31,409    31,168    31,164    32,823    35,534
  Interest on
   provision for
   revenue
   refunds.....         -         -         -         -         -      (803)
  Other
   interest....     5,189     4,636       853       358       479       392
  Amortization of
   net debt premium
   and discount.    1,780     1,709     1,703     1,678     1,598       863
                 ________  ________  ________  ________  ________  ________
                   38,129    37,754    33,724    33,200    34,900    35,986
                 ________  ________  ________  ________  ________  ________
Earnings as
 defined........ $151,616  $162,433  $148,838  $163,636  $168,291  $148,348
                 ========  ========  ========  ========  ========  ========

Ratio of
 earnings to
 fixed charges..     3.98      4.30      4.41      4.93      4.82      4.12

Earnings required
 for preferred
 dividends:
   Preferred
    stock
    dividends... $  3,699  $  3,721  $  3,850  $  3,510  $  3,718  $  4,549
   Adjustment
    to pre-tax
    basis*......    2,147     2,273     2,425     2,079     2,185     2,491
                 ________  ________  ________  ________  ________  ________
                 $  5,846  $  5,994  $  6,275  $  5,589  $  5,903  $  7,040
                 ________  ________  ________  ________  ________  ________
Fixed charges
 plus preferred
 stock dividend
 requirements... $ 43,975  $ 43,748  $ 39,999  $ 38,789  $ 40,803  $ 43,026
                 ========  ========  ========  ========  ========  ========

Ratio of earnings
 to fixed charges
 plus preferred
 stock dividend
 requirements...     3.45      3.71      3.72      4.22      4.12      3.45

* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings
{          Net Income                   }                          required
                                                                   for
                                                                   preferred
                                                                   dividends